PROMISSORY NOTE

$1,427,262.10 December 31, 2017

FOR VALUE RECEIVED, Progreen US, Inc., a Delaware corporation ("Borrower"), promises to pay to American Residential Fastigheter AB, a Swedish corporation ("Borrower"), in lawful money of the United States of America, the principal sum of One Million Four Hundred Twenty-Seven Thousand Dollars 10/100 ($1,427,262.10), together with interest thereon accruing at an annual rate equal to 7%, in the manner provided below. Interest shall be calculated on the basis of a year of 360 days, as applicable, and charged for the actual number of days elapsed.

1. PAYMENTS

1.1 Principal and interest.

Installments of principal and accrued interest hereon shall be paid as follows:

Date of Payment	Amount of Principal Payment	Accrued Interest	Total Payment
June 30, 2018	$475,754.03	$49,954.17	$525,708.20
December 31, 2018	$475,754.03	$33,302.78	$509,056.81
June 30, 2019	$475,754.03	$16,651.39	$492,405.42

All principal and accrued interest shall be paid in full on or before, June 30, 2019 (the "Maturity Date").

1.2 Manner of Payment

All payments of principal and interest on this Note shall be made by wire transfer to Payee, as Payee shall designate to Borrower in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the proceeding Business Day. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of California.

1.3 Payment/Prepayment

(a) ***Permissive.*** Borrower may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

(b) Partial. Any partial prepayments will be applied first to accrued interest and then to principal.

2. DEFAULTS

2.1 Events of Default

The occurrence of any one or more of the following events with respect to Borrower shall constitute an event of default hereunder ("Event of Default"):

(a) If Borrower shall fail to pay when due any payment of principal or interest on this Note.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Borrower shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Borrower in an involuntary case; (ii) appoints of a trustee, receiver, assignee, liquidator or similar official for the Borrower or substantially all of the Borrower's properties; or (iii) orders the liquidation of the Borrower, and in each case the order it not dismissed within 90 days.

2.2 Remedies

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Borrower, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon (the "Default Amount"), immediately due and payable, and (ii) exercise all and any rights and remedies available to it under applicable law, including, without limitation, the right to collect from Borrower all sums due under this Note. Borrower shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees and expenses.

2.3 Conversion Privilege

Upon the occurrence of an Event of Default hereunder, at the option of the Payee and at any time and from time to time following the occurrence of an Event of Default, the Default Amount of this Note shall be convertible into such number of fully paid and tradable shares of the Borrower's common stock, par value $.0001 per share (the "Common Stock"), as is determined by dividing: (x) the Default Amount by (y) the market price of the Common Stock on the date of notice of conversion.

The portion of the principal amount of this Note that is in default, plus accrued interest thereon, may be converted by the Payee in whole or in part, following the occurrence of an Event of Default, by the transmittal by Payee of a Notice of Conversion of this Note in the form of Exhibit I attached hereto to the office of the Borrower's transfer agent, Interwest Transfer Company, Inc., a division of Issuer Direct Corporation, as provided in the Notice of Conversion.

In the event the Payee exercises its rights under this paragraph, and the number of shares received and sold by the Payee, still does not compensate for the full amount owed by the Borrower for any such "Event of Default, the Payee can proceed with conversions of this Note and receive additional shares to cover the full amount in default.

3. MISCELLANEOUS

3.1 Waiver

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless it is in writing and signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum

amount permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Borrower will be deemed to be a waiver of any obligation of Borrower or of the right of Payee to take further action without notice or demand as provided in this Note.

3.2 Notices

Any notice or communication to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been given when personally delivered, or one day after the date sent by recognized overnight courier or transmitted by facsimile, which transmission by facsimile has been confirmed or 3 (three) days after the date sent by registered or certified mail, postage prepaid, as follows:

If to Borrower, addressed to:

Name: Progreen US, Inc.
Address: 2667 Camino del Rio South, Suite 312
San Diego, CA 92108-3763
Attn: Jan Telander
Tel: (619) 487-9585

If to Payee, addressed to:

Name: American Residential Fastigheter AB (publ)
Address: Drottninggatan 36
SE-411 14 Göteborg, Sweden
Attn: Michael Lindström
Tel: +46-701-82 00 06

Or persons or addresses as may be designated in writing by the party to receive such notice.

3.3 Governing Law

This Note will be governed by the laws of the State of California, without regard to conflicts of laws principles.

3.4 Assignment; Parties in Interest

This Note shall bind Borrower and its successors and assigns. This Note shall not be assigned or transferred by Borrower, without the express prior written consent of Payee, and this Note will inure to the benefit of Payee and its successors and assigns.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first stated above.

AMERICAN RESIDENTIAL FASTIGHETER AB (PUBL)	PROGREEN US, INC.
Michael Lindström, CEO	Name: Jan Telander, CEO